Exhibit 99.1

Contact: Neil Lefort
Senior Vice President
(630) 527-4344
MOLEX REPORTS RESULTS INCLUDING RECORD ORDERS
FOR 2008 THIRD FISCAL QUARTER
Lisle, IL, USA — April 22, 2008 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its 2008 third fiscal quarter.
2008 Third Quarter Results
Revenue for the quarter ended March 31, 2008 was $822.3 million, an increase of 1.9% over the same period last fiscal year. Revenue in local currencies declined 4.4% as currency translation increased revenue by $51.1 million compared with last year’s March quarter.
When compared with the same period last fiscal year, revenue in the telecom market increased 5.7%. Revenue in the data and consumer electronics markets increased 8.7% and 1.7% respectively. Revenue in the automotive market increased 5.4%, due to gains in Japan and Europe. Revenue in the industrial market declined 18.4%, the result of divesting certain low margin businesses and a delay in shipments related to a seasonal project.
Net income for the March quarter was $50.3 million, or $0.28 per share. Included in the current quarter was an after-tax charge of $4.9 million ($0.03 per share) relating to the previously announced restructuring program and an income tax charge of $10.5 million ($0.06 per share) due to foreign tax credit adjustments resulting from the recent filing of our fiscal 2007 tax return. Without these charges, earnings per share would have been $0.37 per share. Earnings per share were $0.33 (including a restructuring charge of $0.02) in the December 2007 quarter and $0.35 in the prior year March quarter.
Gross profit margin for the March quarter was 30.9%, improving to the highest level since the prior year March quarter when gross profit margin was 31.1%. SG&A expense for the March quarter was 20.4% of revenue, compared with 19.7% in the December quarter, and 20.1% in the prior year quarter. The effective tax rate for the March quarter was 42.1%, reflecting the income tax charge mentioned previously.

Orders for the March quarter were $898.0 million, increasing 14.7% compared with the prior year quarter and 4.5% sequentially. Orders have increased sequentially in each of the three quarters during the current fiscal year. Year over year order growth was strong in all major markets, with the exception of the industrial market which was flat. Compared with the prior year quarter, order growth in the telecom market was very strong increasing by 35%. Order growth was strong in the data and consumer electronics markets which increased 13.0% and 11.1% respectively. Order growth in the medical electronics market was 14.1%. While the medical electronics market currently represents only 2.7% of total revenue, the Company expects significant long term growth in this market coincidental with the aging population demographics.
The Company’s order backlog on March 31, 2008 increased 33.2% to $461.0 million, compared with $346.0 million in the prior year March quarter. Backlog as of December 2007 was $375.0 million.
Martin P. Slark, CEO and Vice-Chairman, commented on the third quarter, “We were very pleased with our operating results, especially the sequential improvement in gross profit margin. Since the transition to the new global product division and sales and marketing organization, we have made steady progress in improving operating efficiencies. We have also reduced capital spending as a percentage of revenue by 210 basis points during the current fiscal year. In the March quarter our restructuring activities advanced significantly with the completion of our plant expansion in China.”
“Demand trends were very positive with record new orders and a 1.09 book to bill ratio. We believe this demonstrates the enhanced ability of our global sales and marketing organization to generate additional business including design wins in our customers new products.”
Research and Development and Capital Spending
Research and development expenditures for the March quarter were $41.7 million, compared with $40.6 million in the prior year March quarter. Capital expenditures for the March quarter were $61.0 million, compared with $63.6 million in the prior year March quarter. Capital expenditures for the first three quarters of fiscal 2008 were 6.7% of revenue, compared with 8.8% of revenue in the prior year period. This reduction is consistent with the Company’s goal of increasing asset efficiency by lowering the incremental investment required to drive future growth.
Depreciation expense was $61.8 million, compared with $58.3 million in the prior year March quarter and $60.3 million in the December quarter.
Nine-Month Results
Revenue for the nine-months ended March 31, 2008 was $2.46 billion, a decrease of 0.7% compared with the prior fiscal year. During the current fiscal year, currency translation increased revenue by $104.4 million. Net income of $162.8 million, or $0.89 per share declined 21.7% compared with last year’s net income of $208.0 million, or $1.12 per share. Included in the current fiscal year results is an after-tax charge of $11.1 million ($0.06 per share) relating to the restructuring program and an income tax charge of $10.5 million ($0.06 per share) as a result of foreign tax credit adjustments resulting from the recent filing of our fiscal 2007 tax return.

Stock Buyback
During the quarter, the Company repurchased 2,085,000 shares of Class A Common Stock (MOLXA) and 325,000 shares of Common Stock (MOLX) at a total cost of $54.4 million. The Board of Directors previously authorized the repurchase of up to $200.0 million of common stock through June 30, 2008, and approximately $33.8 million remains under this authorization.
Fourth Quarter Outlook
Martin P. Slark commented, “We entered the fourth quarter with considerable momentum. New orders in the third quarter were a record. We believe we have significant competitive advantage by combining our new product technologies with our global presence, both in access to stronger overseas demand and through the diversification of a global customer base. The recently implemented product division based organization is also providing opportunities to expand both sales and profits. In addition, the restructuring initiatives are moving forward, with increases in operating margins expected in fourth quarter.”
As a result, the Company anticipates a sequential improvement in revenue and earnings per share for the fourth fiscal quarter ending June 30, 2008. The Company expects that revenue will be in a range of $850 to $890 million, and earnings per share will be in a range of $0.36 to $0.40. These estimates include a restructuring charge of approximately $0.03 per share.
Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under “Fourth Quarter Outlook.” These risks and uncertainties include those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups, the challenges attendant to plant construction; and the ability to realize cost savings from restructuring activities, as well as difficulty implementing the transition to a product-focused organization structure.
Other risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2007, which is incorporated by reference and in reports that Molex files or furnishes with the Securities and Exchange Commission. This release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Earnings Conference Call Information
A conference call will be held on Tuesday, April 22, 2008 at 4:00 pm central. Please dial (888) 679-8035 to participate in the conference call. International callers please dial (617) 213-4848. Please dial in at least five minutes prior to the start of the call and refer to participant passcode 26199576. Internet users will be able to access the web-cast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 6:00 pm central at (888) 286-8010 or (617) 801-6888 / passcode 79248697.
Other Investor Events
May 8, 2008 — Merrill Lynch Tech Conference in New York
May 14, 2008 — Credit Suisse Hardware, Semi & Supply Chain Conference in Boston
June 3, 2008 — NASDAQ market open in New York
June 18, 2008 — William Blair & Company Conference in Chicago
August 5, 2008 — Molex FY08 Q4 Press Release and Conference Call
August 6, 2008 — Molex Analysts Meeting in Rosemont, Illinois
Note: The Company’s SEC filings, as well as news releases and other supplementary financial data are available on the Company’s website at www.molex.com.
Molex Incorporated is a 68-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products, with 59 plants in 19 countries throughout the world.
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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Adjusted Results
(Unaudited)
(in thousands, except per share data)
Three months ended March 31, 2008:

	U.S.	Restructuring	Tax	Adjusted
	GAAP	Adjustment	Adjustment	Results(1)
Net revenue	$822,285	$—	$—	$822,285

Cost of sales	567,824	—	—	567,824

Gross profit	254,461	—	—	254,461

Selling, general and administrative	167,639	—	—	167,639

Restructuring costs and asset impairments	6,399	(6,399)	—	—

Total operating expenses	174,038	(6,399)	—	167,639

Income from operations	80,423	6,399	—	86,822

Investment income	4,462	—	—	4,462

Interest income, net	2,044	—	—	2,044

Other income, net	6,506	—	—	6,506

Income before income taxes	86,929	6,399	—	93,328

Income taxes	36,623	1,497	(10,544)	27,576

Net income	$50,306	$4,902	$10,544	$65,725

Earnings per share:
Basic	$0.28			$0.37
Diluted	$0.28			$0.37

Average common shares outstanding:
Basic	179,385			179,385
Diluted	180,086			180,086

Nine months ended March 31, 2008:

	U.S.	Restructuring	Tax	Adjusted
	GAAP	Adjustment	Adjustment	Results(1)
Net revenue	$2,456,455	$—	$—	$2,456,455

Cost of sales	1,712,729	—	—	1,712,729

Gross profit	743,726	—	—	743,726

Selling, general and administrative	493,973	—	—	493,973

Restructuring costs and asset impairments	16,286	(16,286)	—	—

Total operating expenses	510,259	(16,286)	—	493,973

Income from operations	233,467	16,286	—	249,753

Investment income	7,241	—	—	7,241

Interest income, net	6,964	—	—	6,964

Other income, net	14,205	—	—	14,205

Income before income taxes	247,672	16,286	—	263,958

Income taxes	84,846	5,193	(10,544)	79,495

Net income	$162,826	$11,093	$10,544	$184,463

Earnings per share:
Basic	$0.90			$1.02
Diluted	$0.89			$1.01

Average common shares outstanding:
Basic	181,260			181,260
Diluted	182,156			182,156

(1)	Adjusted results is a non-GAAP financial measure. We refer to non-GAAP financial measures to describe earnings for such periods excluding the items referenced above. This is in addition to disclosing the most directly comparable measure for such periods determined in accordance with generally accepted accounting principles (GAAP). We believe that these non-GAAP financial measures provide useful information to investors because they provide information about the estimated financial performance of Molex’s ongoing business and provide for greater transparency of supplemental information used by management in its financial and operational decision-making. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	June 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$453,854	$378,361
Marketable securities	38,361	82,549
Accounts receivable, less allowances of $40,970 and $31,064, respectively	746,705	685,666
Inventories	457,974	392,680
Other current assets	57,766	51,571

Total current assets	1,754,660	1,590,827
Property, plant and equipment, net	1,191,337	1,121,369
Goodwill	373,451	334,791
Other assets	315,782	269,121

Total assets	$3,635,230	$3,316,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$309,634	$279,847
Accrued expenses	210,162	187,890
Other current liabilities	149,421	63,214

Total current liabilities	669,217	530,951
Other non-current liabilities	26,105	25,612
Accrued pension and postretirement benefits	118,890	108,693
Long-term debt	155,689	127,821

Total liabilities	969,901	793,077

Commitments and contingencies

Total stockholders’ equity	2,665,329	2,523,031

Total liabilities and stockholders’ equity	$3,635,230	$3,316,108

Molex Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net revenue	$822,285	$807,014	$2,456,455	$2,474,026
Cost of sales	567,824	556,026	1,712,729	1,695,120

Gross profit	254,461	250,988	743,726	778,906

Selling, general and administrative	167,639	162,471	493,973	496,463

Restructuring costs and asset impairments	6,399	—	16,286	—

Total operating expenses	174,038	162,471	510,259	496,463

Income from operations	80,423	88,517	233,467	282,443

Investment income	4,462	1,699	7,241	5,308
Interest income, net	2,044	2,080	6,964	6,169

Other income, net	6,506	3,779	14,205	11,477

Income before income taxes	86,929	92,296	247,672	293,920

Income taxes	36,623	26,978	84,846	85,874

Net income	$50,306	$65,318	$162,826	$208,046

Earnings per share:
Basic	$0.28	$0.36	$0.90	$1.13
Diluted	$0.28	$0.35	$0.89	$1.12

Dividends declared per share	$0.1125	$0.0750	$0.3375	$0.2250

Average common shares outstanding:
Basic	179,385	183,985	181,260	183,922
Diluted	180,086	185,271	182,156	185,591

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	March 31,
	2008	2007
Operating activities:
Net income	$162,826	$208,046
Add non-cash items included in net income:
Depreciation and amortization	184,675	177,138
Share-based compensation	18,539	19,616
Other non-cash items	3,568	4,763
Changes in assets and liabilities:
Accounts receivable	12,604	24,488
Inventories	(22,540)	(29,724)
Accounts payable	(6,179)	(56,396)
Other current assets and liabilities	8,915	(64,444)
Other assets and liabilities	(9,551)	(8,233)

Cash provided from operating activities	352,857	275,254

Investing activities:
Capital expenditures	(163,440)	(219,435)
Proceeds from sales of property, plant and equipment	11,417	3,891
Proceeds from sales or maturities of marketable securities	843,493	4,449,264
Purchases of marketable securities	(798,921)	(4,349,497)
Acquisitions	(42,503)	(237,207)
Other investing activities	(9,733)	3,575

Cash used for investing activities	(159,687)	(349,409)

Financing activities:
Proceeds from revolving credit facility	65,000	44,000
Payments on revolving credit facility	—	(44,000)
Proceeds from issuance of long-term debt	—	131,045
Payments of long-term debt	(1,705)	(26,570)
Cash dividends paid	(54,557)	(41,382)
Exercise of stock options	8,534	7,967
Purchase of treasury stock	(166,199)	(19,967)
Other financing activities	(900)	384

Cash (used for) provided by financing activities	(149,827)	51,477

Effect of exchange rate changes on cash	32,150	9,437

Net increase (decrease) in cash and cash equivalents	75,493	(13,241)
Cash and cash equivalents, beginning of period	378,361	332,815

Cash and cash equivalents, end of period	$453,854	$319,574